Exhibit 99.1

Callon Petroleum Company Announces $213 Million Midland Basin Acquisition

Natchez, MS (September 2, 2014) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced it has entered into definitive agreements with private entities to acquire certain undeveloped acreage and oil and gas producing properties located in Midland, Andrews, Martin and Ector Counties, Texas for an approximate aggregate price of $212.6 million in cash, subject to customary purchase price adjustments with an effective date of May 1, 2014. The Company has posted an overview presentation of the acquisition on its website at www.callon.com, and will host a conference call to discuss the transaction at 1:00 p.m. Central Time on September 2, 2014 as detailed below.

Key attributes of the acquired fields include:

•	6,230 gross (3,862 net) surface acres, 95% of which are located in Midland and Andrews Counties, in close proximity to the Company’s existing Carpe Diem and Pecan Acres fields in Midland County
•	188 gross (117 net) potential horizontal drilling locations targeting the Wolfcamp B, Lower Spraberry and Middle Spraberry zones which are currently producing in offsetting fields
•	252 gross (156 net) additional potential horizontal drilling locations targeting four other prospective zones, including the Wolfcamp A, Wolfcamp D (Cline), Clearfork and Jo Mill
•	1,465 Boe/d (68% oil) estimated average net daily production during the second quarter of 2014
•

4.0 million Boe of net proved developed producing reserves as of June 30, 2014 based on internal Callon estimates (no proved undeveloped reserves have been estimated given legacy vertical development and the Company’s intent to develop the field with horizontal wells)

•	100% of targeted horizontal zones held by production

Callon will assume operatorship of the properties after closing of the transaction, and own an estimated 62% working interest (46.5% net revenue interest). One horizontal Wolfcamp B well has been drilled on the properties to date and two additional horizontal wells targeting this zone are in various stages of drilling and completion. In addition, a Lower Spraberry well has been permitted, and is currently scheduled to be drilled in the fourth quarter.

Pro forma for the pending acquisition (and including a separate pending acquisition of 577 net acres in Reagan County), Callon would have the following operating metrics:

•	6,745 Boe/d (80% oil) estimated average net daily production during the second quarter of 2014
•	18,062 net surface acres located in the Southern and Central portions of the Midland Basin, an increase of 27% over the Company’s comparable position prior to the acquisition
•	100,092 net effective acres, targeting up to seven zones for multi-level development depending on the field location
•	37 producing horizontal wells and 274 producing vertical wells as of August 26, 2014
•	1,097 gross potential horizontal drilling locations (772 net) as of June 30, 2014, an increase of 67% over the Company’s identified inventory prior to the acquisition

“The acquisition of these properties represents another significant step in the execution of our strategic plan in the Midland Basin. The horizontal development of these fields will be immediately integrated into our recently announced capital plan to accelerate our drilling activity, and will also benefit from the knowledge base we have built from operations on our adjacent acreage,” stated Fred Callon, Chairman and CEO. “The fields are located in the core of the industry’s multiple zone development activity, and will add substantially to our existing inventory of potential well locations. As a result, we believe that this new development unit will be a catalyst for incremental increases in our drilling activity in the near future.”

The pending acquisition is expected to close in early October 2014, and is subject to the completion of customary due diligence and closing conditions. In connection with the acquisition, the Company has secured a commitment for a term loan facility in an amount up to $275 million and an amended revolving credit facility with an initial borrowing base of $250 million. The availability of the debt financing package is expected to occur concurrently with the closing of the acquisition, and will be subject to the satisfaction of various customary closing conditions, including execution and delivery of definitive documentation.

Conference Call Information

Please join Callon Petroleum Company via the Internet for a webcast of the conference call:

Date/Time:September 2, 2014, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time)

Webcast:Live webcast will be available at www.callon.com in the “Investors” section of the website.

Alternatively, you may join by telephone:

Toll free call-in number:1-877-870-4263

International call-in number:1-412-317-0790

An archive of the conference call webcast will also be available at www.callon.com in the “Investors” section of the website.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding the consummation of the pending acquisition and completion of related financing, reserve quantities, estimates of future drilling locations, the  implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the Company’s ability to realize the anticipated benefits of the pending acquisition, the forfeiture of our deposit under the acquisition agreement, the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News” link on the top of the homepage.

For further information contact:

Joe Gatto

Chief Financial Officer, Senior Vice President and Treasurer

1-800-451-1294